                                                                      EXHIBIT 11

                         CAPSTEAD MORTGAGE CORPORATION
                      COMPUTATION OF NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        QUARTER ENDED      NINE MONTHS ENDED
                                         SEPTEMBER 30         SEPTEMBER 30
                                      ------------------  --------------------
                                        1996      1995      1996       1995
                                      --------  --------  ---------  ---------
PRIMARY:
Average number of common
 shares outstanding                    38,319    34,614     36,872     34,508
Incremental shares calculated
 using the Treasury Stock
 method                                   883        54        856         25
                                      -------   -------   --------   --------
                                       39,202    34,668     37,728     34,533
                                      =======   =======   ========   ========

Net income                            $32,428   $21,297   $ 91,429   $ 54,401
Less cash dividends paid on
   convertible preferred stock:
   Series A ($0.40 per share)            (195)     (230)      (616)      (718)
   Series B ($0.315 per share)         (8,643)   (9,616)   (27,908)   (28,749)
                                      -------   -------   --------   --------
Net income available to common
   stockholders                       $23,590   $11,451   $ 62,905   $ 24,934
                                      =======   =======   ========   ========

Primary net income per share            $0.60     $0.33      $1.67      $0.72
                                      =======   =======   ========   ========

FULLY DILUTED:
 Average number of common
  shares outstanding                   38,319    34,614     36,872     34,508
 Assumed conversion of
 convertible preferred stock:
  Series A                              1,032     1,184      1,070      1,224
  Series B                             21,514         *     22,016          *
 Incremental shares calculated
  using the Treasury Stock
  method                                  892       185      1,173        185
                                      -------   -------   --------   --------
                                       61,757    35,983     61,131     35,917
                                      =======   =======   ========   ========

Net income                            $32,428   $21,297   $ 91,429   $ 54,401
Less cash dividends paid on
 the Series B Preferred Stock               -    (9,616)         -    (28,749)
                                      -------   -------   --------   --------

Net income                            $32,428   $11,681   $ 91,429   $ 25,652
                                      =======   =======   ========   ========


Fully diluted net income per share      $0.53     $0.32      $1.50      $0.72
                                      =======   =======   ========   ========



* THE SERIES B PREFERRED STOCK IS NOT CONSIDERED CONVERTIBLE FOR PURPOSES OF CALCULATING FULLY DILUTED NET INCOME PER SHARE AS IT WAS ANTIDILUTIVE.